Exhibit 4.6

[FORM OF NOTICE TO BENEFICIAL STOCKHOLDERS OF COMMON STOCK]

PRO-PHARMACEUTICALS, INC.

NOTICE TO CLIENTS OF STOCKHOLDERS WHO ARE ACTING AS NOMINEES

Up to [            ] Shares of Common Stock and

Series C Common Stock Purchase Warrants to purchase

an additional [            ] Shares of Common Stock Issuable Upon

Exercise of Rights to Subscribe for Such Shares at $[            ] per Share

Enclosed for your consideration is a prospectus, dated November [    ], 2008 (the “Prospectus”), relating to the offering by Pro-Pharmaceuticals, Inc. (the “Company”) of subscription rights (the “Rights Offering”) to purchase (i) shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), and (ii) transferable Series C Common Stock purchase warrants to purchase additional shares of the Common Stock (“Warrants”), by stockholders of record (“Record Date Stockholders”) as of 5:00 p.m., New York City time, on November [    ], 2008 (the “Record Date”).

Pursuant to the offering, the Company is issuing Rights to subscribe for up to [            ] shares of the Company’s Common Stock and [            ] Warrants, on the terms and subject to the conditions described in the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on November [    ], 2008 and ends at 5:00 p.m., New York City time, on December [    ], 2008, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”). The Common Stock is presently traded on the NYSE Alternext US under the symbol “PRW”. Neither the Rights nor the Warrants underlying the Rights will be listed for trading on any stock exchange or market or on the OTC Bulletin Board. The Warrants, but not the Rights, may be sold, transferred or assigned. The Company expects the Rights and Warrants will be exercisable for shares of Common Stock listed on the NYSE Alternext US or the OTC Bulletin Board. In addition, the Warrants will be governed by a Warrant Agreement between the Company and Continental Stock Transfer & Trust Company.

As described in the Prospectus, Record Date Stockholders will receive one (1) Right for each share of Common Stock owned on the Record Date.

Each Right entitles the holder (the “Rights Holders”) to purchase: (i) one share of Common Stock at the subscription price of $[            ] per share and (ii) one Warrant that entitles the Rights Holder to purchase one share of Common Stock (the “Basic Subscription Right”). Each Warrant will be immediately exercisable following issuance through November [    ], 2009 to purchase one share of Common Stock at 125% of the price of the Basic Subscription Right, or $[            ] per share. If during the term of the Warrant the closing price of the Common Stock is equal to or greater than 400% of the warrant exercise price, or $[            ] per share, for at least ten consecutive trading days, the Company may call, or cancel any outstanding Warrants that are not exercised during the 15 trading day period following the date the Company gives notice to the holders of the remaining unexercised warrants.

Rights Holders who fully exercise their Basic Subscription Rights will be entitled to subscribe for additional shares and warrants that remain unsubscribed as a result of any unexercised Basic Subscription Rights (the “Over-Subscription Right” and together with the Basic Subscription Right, the “Rights”). Each Over-Subscription Right entitles the holder to subscribe for an additional amount equal to up to 400% of the shares of Common Stock and Warrants for which such holder was otherwise entitled to subscribe (calculated prior to the exercise of any rights). If sufficient remaining shares of Common Stock and Warrants are available, all over-subscription requests will be honored in full. If requests for shares of Common Stock and Warrants pursuant to the Over-Subscription Right exceed the remaining shares of Common Stock and Warrants available, the remaining shares of Common Stock and Warrants will be allocated pro-rata among Rights Holders who over-subscribe based on the number of Rights then held. Rights may only be exercised for whole numbers of shares; no fractional shares of Common Stock will be issued in the Rights Offering.

The Rights will be evidenced by subscription certificates (the “Subscription Certificates”).

Enclosed are copies of the following documents:

1.	Prospectus, dated November [ ], 2008; and

2.	Beneficial Owner Election Form.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY ONLY BE MADE BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock and Warrants to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise any Rights. Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Rights on your behalf in accordance with the provisions of the offering. The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date. You will have no right to rescind your subscription after receipt of your payment of the subscription price, except as described in the Prospectus. Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

If you wish to have us, on your behalf, exercise your Rights for any shares of Common Stock and Warrants to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form included with this letter.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO MACKENZIE PARTNERS, INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (800) 322-2885.